Exhibit 99

Farmers & Merchants Bancorp
Reports Record Second Quarter and
Year-to-Date Earnings

Farmers & Merchants Bancorp (OTCQX: FMCB) announced record net income for second quarter of 2017.

For the quarter ending June 30, 2017, Farmers & Merchants Bancorp reported net income of $8.2 million, or $10.12 per share, an 11.7% increase from net income of $7.3 million earned in the second quarter of 2016.  Net interest income for the quarter ending June 30, 2017 was $26.5 million, up 13.6% from the same quarter in 2016.  Return on average assets for the second quarter of 2017 was 1.11%, and return on average equity was 11.28%.  Total assets at quarter-end were $3.0 billion, up 12.0% from the second quarter of 2016.  Total loans and leases outstanding reached $2.20 billion, an increase of 6.6% from June 30, 2016, and total deposits of $2.7 billion increased 14.3% from June 30, 2016.  At quarter-end, total checking deposits represented 47.5% of total deposits.  The Company’s credit quality remained strong with non-performing loans and leases as of June 30, 2017 totaling only 0.06% of total loans and leases.  The provision for credit losses was $650,000 for the quarter, and at quarter-end the Company’s allowance for credit losses was $49.1 million, or 2.22% of total loans and leases, representing an increase of $4.9 million from June 30, 2016.  The Company’s tier 1 leverage capital ratio was 10.16% at June 30, 2017, and the total capital ratio was 13.04%, resulting in the highest possible regulatory classification of “well capitalized.”

For the six-month period ending June 30, 2017, net income was $16.0 million, up 10.4% from the prior year, and earnings per share of common stock outstanding were $19.80.  Net interest income increased to $52.4 million for the six-month period in 2017, up 12.8% from the same period in 2016. For the first six months, return on average assets was 1.09%, and return on average equity was 11.14%.

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s strong performance in the second quarter of 2017, following record net income in each of the years 2012, 2013, 2014, 2015 and 2016.  Despite the continuing challenges facing our industry, we have a positive outlook for the remainder of 2017.  Bank credit quality remains excellent and capital ratios remain above all regulatory well-capitalized measures.  We have maintained a 5-Star rating from BauerFinancial for 26 consecutive years, longer than any other commercial bank in the state of California.”

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About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank which proudly serves California through 27 convenient locations. In 2013, the Bank began an expansion into the Bay Area with new full service branches in Walnut Creek and Concord.  The Bank offers a full complement of loan, deposit, equipment leasing, and treasury management products to businesses, as well as a full suite of consumer banking products.  Recently, the FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA Evaluation. For more information about Farmers & Merchants Bancorp and F&M Bank visit fmbonline.com.

Forward-Looking Statement

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.